Exhibit 99.1

                 Kopin Reports Full-Year 2004 Revenue of $87.4
         Million; CyberDisplay Achieves Record Revenue of $49.1 Million

    TAUNTON, Mass.--(BUSINESS WIRE)--Feb. 24, 2005--Kopin Corporation (NASDAQ: KOPN) today announced financial results for the fourth quarter and 12 months ended December 25, 2004.

    Financial Summary:

    -- Revenue for the 12 months ended December 25, 2004 of $87.4 million, an increase of 14 percent from $76.6 million in 2003.

    -- Revenue for the fourth quarter of 2004 of $18.5 million, in line with guidance provided by the Company in its third-quarter 2004 financial results news release and conference call. This compares with revenue of $21.1 million in the fourth quarter of 2003 and $22.9 million in the third quarter of 2004.

    -- Net loss of $7.0 million, or $0.10 per share, in the fourth quarter of 2004 compared with net loss of $0.6 million, or $0.01 per share, for the fourth quarter of 2003 and a net loss of $1.1 million, or $0.02 per share, in the third quarter of 2004.

    -- The Company recorded a non-cash impairment charge of $5.3 million for the write-down of assets resulting from the transfer of its light-emitting diode (LED) operations to a newly formed joint venture based in Asia.

    -- CyberDisplay revenue for the fourth quarter of 2004 totaled $9.9 million, compared with $12.4 million in the year-ago period and $13.2 million in the third quarter of 2004.

    -- Revenue from III-V products in the fourth quarter of 2004 was $8.6 million, compared with $8.8 million in the fourth quarter of 2003 and $9.7 million in the third quarter of 2004.

    -- The Company's financial position remained strong with $111.9 million of cash and marketable securities and no long-term debt. In addition, the Company owns approximately 400,000 shares of Micrel stock valued at approximately $4.3 million at December 25, 2004.

    "We finished 2004 with the second highest revenue total in our Company's history," said President and Chief Executive Officer John C.C. Fan. "In addition, 2004 was a year of record CyberDisplay revenue and continued strong performance from our HBT transistor product line. In the fourth quarter, we completed a joint venture agreement that will culminate with the transfer of our LED operation to Asia during the first half of 2005. As we noted when we announced the joint venture earlier this month, the resulting company, KO-BRITE Corp., will be managed by leading LED packaging and III-V manufacturers based in China and Taiwan and will be backed by one of Asia's leading venture capital firms. We believe KO-BRITE truly represents the best of both worlds, combining Kopin's superb LED technology with a more globally competitive cost structure. Equally important, the joint venture allows us to devote additional time and resources to our core CyberDisplay and HBT businesses."

    Expanding CyberDisplay Opportunities in the Military and Consumer
Markets

    Kopin continued to expand the reach of its CyberDisplay products in recent months, announcing contracts to supply microdisplay modules for the U.S. Army's Thermal Weapon Sight II (TWS-II) program. Kopin was selected to produce microdisplay systems for BAE Systems of Lexington, Massachusetts and DRS Optronics of Palm Bay, Florida as part of the Army's TWS-II program. Initial shipments are slated to begin in 2005 with volume production scheduled for 2006.
    "These new contracts reinforce our position as the microdisplay of choice for the U.S. military," Dr. Fan said. "Kopin's CyberDisplay is now the featured microdisplay in thermal weapon sights manufactured by all three approved suppliers of these critical components for U.S. troops. Through our thermal weapon sight contracts and other programs now under development, we expect military sales of the CyberDisplay to be an important contributor to Kopin's success over the next several years."
    On the consumer side, Kopin's 922k color filter VGA CyberDisplay is being integrated into multimedia video eyewear systems launched by Icuiti and Oriscape. The Company is supplying enhanced high-definition Color Filter VGA microdisplays for Icuiti's V920, the highest-resolution 3D video eyewear system ever introduced for the consumer market. In daylight or darkness, the V920 enables users to do everything from watch movies, video and TV shows, to check e-mail and play video games. The 922k CyberDisplay also is being incorporated into Oriscape's newest CyberMan video eyewear. The CyberMan delivers a high-resolution personal multimedia or video gaming experience, providing viewers with a virtual image equivalent to a 54-inch flat-panel screen viewed from nine feet.
    "Our CyberDisplay product line creates opportunities for consumer electronics OEMs to develop dynamic new systems that capitalize on the excitement of mobile video," Dr. Fan said. "As the camcorder reaches the end of its lifecycle, the industry is experiencing a shift in consumer preference toward new, high-growth applications such as mid- to high-end digital still cameras and 'video on the go' devices. Kopin is well positioned to capitalize on these high-growth opportunities."
    During the fourth quarter of 2004, CyberDisplay revenue was affected by weakness in the camcorder market and an issue related to a non-display component being produced for a military system to which Kopin also is a supplier. "I am pleased to report that the issue has been resolved and production of an improved military display module has begun to ramp," Dr. Fan said.

    HBT Continues Strong Performance

    "In 2004, we experienced 33 percent year-over-year growth in revenue from non-CyberLite-related III-V products, reflecting the success of our strategy of establishing a long term contractual relationship with our largest customer," Dr. Fan said. "The agreement we entered into last year with our largest customer has allowed both parties to work together to reduce costs and improve efficiencies."
    In January, Kopin announced the award of two U.S. patents covering the baseline GAIN-HBT device and an enhanced transistor.

    Overview of 2004 Financial Results and Fourth Quarter Adjustments

    In the fourth quarter of 2004, in addition to the non-cash impairment charge of $5.3 million for the write-down of LED assets, Kopin recorded a $900,000 reduction in its allowance for bad debts based on the Company's recent favorable collection history. The Company also recorded a reduction of a tax accrual of $300,000. In addition, as a result of lower-than-planned capital expenditures, the depreciation expense in the quarter was lower than prior quarters by approximately $300,000.
    Revenue for the 12 months ended December 25, 2004 increased to $87.4 million from $76.6 million in 2003. Revenue from III-V products was $38.3 million in 2004, an increase of approximately 16 percent from revenue of $32.9 million in 2003. CyberDisplay revenue increased approximately 12 percent to $49.1 million in 2004 from $43.6 million in 2003. Included in the III-V revenues were sales of CyberLite products of $2.3 million and $5.8 million for the years ended 2004 and 2003, respectively. The net loss for the 12 months of 2004 was $13.8 million, or $0.20 per share, compared with a net loss of $6.9 million, or $0.10 per share, in 2003.

    Business Outlook

    Commenting on Kopin's outlook, Dr. Fan said, "During the first quarter of 2005, we expect to see traditional seasonality in the wireless handset and consumer electronics markets, partially offset by shipments of our new display modules for thermal weapon sights. As previously discussed, production is again ramping for CyberDisplay-equipped military display modules, and we expect the redesigned module to go into full production by the end of the current quarter. As a result, we anticipate that total first-quarter revenue will be in the range of $18.0 million to $20.0 million. Longer term, we expect growing consumer markets, such as digital still cameras and video eyewear, combined with the expected full ramp of CyberDisplay module shipments for thermal weapon sights, to pay increasingly meaningful benefits for the Company later in the year."
    Kopin expects to realize significant savings from the transfer of its LED operation to the joint venture beginning in the third quarter of 2005. However, because the joint venture facilities will not be ready until the second quarter of this year, the Company plans to continue some R&D activities until equipment is shipped to KO-BRITE at the end of March. In addition, the Company plans to make severance and termination payouts during the first half of 2005 in the range of $300,000 to $400,000 as a result of a reduction that affected 40 employees, or approximately 10 percent of the Company's workforce.
    Investors should note that Kopin's fiscal 2005 will be a 53-week year.

    Fourth-Quarter Conference Call

    Kopin will provide a live audio webcast of its fourth-quarter conference call for investors at 5:00 p.m. ET today, February 24, 2005. Investors who want to hear the call should log on to the Investor Relations section of Kopin's website, www.kopin.com, at least 15 minutes before the event's broadcast. The call will be available on the Investor Relations section for one week. After that, investors can access an archived version of the call on Kopin's website.
    Kopin's fourth-quarter 2004 conference call also can be heard live by dialing (913) 981-5510 or (800) 289-0493 five minutes prior to the call. A replay of the call will be available from 8:00 p.m. ET, Thursday, February 24 through midnight ET, Wednesday, March 2. To access the replay, dial (719) 457-0820 or (888) 203-1112 and refer to confirmation code 3974505.

    About Kopin

    Founded in 1984, Kopin is pioneering the use of nanotechnology to manufacture nanosemiconductor products that make mobile electronic devices small, fast, bright, lightweight and power efficient. With an intellectual property portfolio of more than 200 issued and pending patents, Kopin supplies the world's largest electronics manufacturers and government agencies with breakthrough semiconductor products. The Company's liquid-crystal microdisplays, ultra-efficient transistors and high-brightness light emitting diodes (LEDs) enhance the delivery and presentation of voice, video and data. Kopin technology is currently used in nearly one-third of the world's cell phones and camcorders and is the microdisplay standard for the U.S. military. For more information, please visit Kopin's website at www.kopin.com.

    Safe Harbor Statement

    Statements in this news release may be considered "forward-looking" statements under the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These include statements relating to: planned initial shipments and volume production of microdisplays supplied for the TWS-II program; the contribution of military revenue to Kopin's success; the Company's ability to capitalize on opportunities in the mobile video market; revenue guidance of between $18.0 million and $20.0 million for the first quarter of 2005; the expectation of significant savings beginning in the third quarter of 2005 from the transfer of the Company's LED operation; and plans to make severance and termination payouts totaling $300,000 to $400,000 in the first half of 2005. These statements involve a number of risks and uncertainties that could materially affect future results. Among these risk factors are general economic and business conditions and growth in the flat panel display, wireless, LED and gallium arsenide integrated circuit and materials industries; the impact of competitive products and pricing; availability of third-party components; availability of integrated circuit fabrication facilities; cost and yields associated with production of the Company's CyberDisplay imaging devices, CyberLite LEDs and HBT transistor wafers; loss of significant customers; acceptance of the Company's products; success of new product and other research and development efforts; continuation of strategic relationships; the value of shares of Micrel Semiconductor held by the Company; Kopin's ability to accurately forecast revenue levels; and other risk factors and cautionary statements listed in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission. These include, but are not limited to, the Company's Annual Report on Form 10-K for the year ended December 31, 2003 and Quarterly Report on Form 10-Q for the period ended September 25, 2004.

    CyberDisplay, CyberLite, GAIN-HBT and The NanoSemiconductor
Company are trademarks of Kopin Corporation.

    Kopin - The NanoSemiconductor Company(TM)



                           Kopin Corporation
            Condensed Consolidated Statements of Operations
                              (Unaudited)

                      Three Months Ended        Twelve Months Ended
                   ------------------------- -------------------------

                   December 25, December 31, December 25, December 31,
                       2004         2003         2004         2003
                   ------------ ------------ ------------ ------------
Revenues:
 Product revenues  $17,463,669  $20,152,176  $85,305,198  $74,883,122
 Research and
  development
  revenues           1,081,478      969,106    2,068,031    1,669,106
                   ------------ ------------ ------------ ------------
                    18,545,147   21,121,282   87,373,229   76,552,228
Expenses:
 Cost of product
  revenues          15,560,662   15,292,130   72,318,798   59,954,229
 Research and
  development        3,310,918    4,425,468   14,275,996   13,524,035
 Selling, general
  and
  administrative     2,037,008    2,240,012   10,171,768   10,244,767
 Other                       -      120,216      240,000      480,864
 Impairment          5,322,784            -    5,322,784            -
                   ------------ ------------ ------------ ------------
                    26,231,372   22,077,826  102,329,346   84,203,895
                   ------------ ------------ ------------ ------------

Loss from
 operations         (7,686,225)    (956,544) (14,956,117)  (7,651,667)
Other income and
 expense:
 Interest and other
  income               994,595      893,524    3,213,899    3,477,273
 Interest and other
  expense             (816,079)    (336,314)  (1,872,788)  (1,830,875)
                   ------------ ------------ ------------ ------------
                       178,516      557,210    1,341,111    1,646,398
                   ------------ ------------ ------------ ------------

Loss before
 minority interest
 in income of
 subsidiary         (7,507,709)    (399,334) (13,615,006)  (6,005,269)

Minority interest
 in (income) loss
 of subsidiary         325,143     (214,934)    (106,009)    (872,990)
                   ------------ ------------ ------------ ------------

Loss before income
 taxes              (7,182,566)    (614,268) (13,721,015)  (6,878,259)

Tax (provision)
 benefit               189,000            -     (111,000)           -

Net loss           $(6,993,566)   $(614,268)$(13,832,015) $(6,878,259)

Net loss per share:
 Basic                  $(0.10)      $(0.01)      $(0.20)      $(0.10)
                   ============ ============ ============ ============
 Diluted                $(0.10)      $(0.01)      $(0.20)      $(0.10)
                   ============ ============ ============ ============

Weighted average number of
 common shares outstanding:
 Basic              69,967,405   69,812,231   70,051,520   69,540,201
                   ============ ============ ============ ============
 Diluted            69,967,405   69,812,231   70,051,520   69,540,201
                   ============ ============ ============ ============



                           Kopin Corporation
                 Condensed Consolidated Balance Sheets
                              (Unaudited)

                                          December 25,   December 31,
                                              2004           2003
                                       -------------------------------
ASSETS
Current assets:
    Cash and marketable securities        $111,900,466   $120,333,188
    Accounts receivable, net                 9,088,525      6,771,391
    Inventory                                7,934,955      5,920,364
    Prepaid and other assets                 7,357,807      1,451,374
                                       -------------------------------

Total current assets                       136,281,753    134,476,317
                                       -------------------------------

Equipment and improvements, net             11,615,633     31,008,403
Other assets                                 7,934,527      9,335,748
                                       -------------------------------

Total assets                              $155,831,913   $174,820,468
                                       ===============================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
    Accounts payable                        $9,491,917    $14,365,685
    Accrued expenses                         2,133,115      2,224,928
    Billings in excess of revenue
     earned                                  1,240,347      1,378,970

Total current liabilities                   12,865,379     17,969,583
                                       -------------------------------

Minority interest                            3,780,693      3,113,728
Stockholders' equity                       139,185,841    153,737,157
                                       -------------------------------

Total liabilities and stockholders'
 equity                                   $155,831,913   $174,820,468
                                       ===============================


    CONTACT: Kopin Corporation
             Richard Sneider, 508-824-6696
             rsneider@kopin.com
             or
             Sharon Merrill Associates, Inc.
             Ehren Lister, 617-542-5300
             elister@investorrelations.com